UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2017

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12400	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On February 14, 2017, the License, Development and Commercialization Agreement dated as of January 9, 2015 (the “Collaboration Agreement”) between Incyte Corporation and a wholly-owned subsidiary thereof (collectively, the “Company”) and Agenus Inc. and its wholly-owned subsidiary, Agenus Switzerland Inc. (formerly known as 4-Antibody AG) (together, “Agenus”), was amended (the “Amendment”).

Under the terms of the Collaboration Agreement, the Company received exclusive worldwide development and commercialization rights to four checkpoint modulators directed against GITR, OX40, LAG-3 and TIM-3. In addition to the initial four program targets, the Company and Agenus have the option to jointly nominate and pursue additional targets within the framework of the collaboration, and in November 2015, three more targets were added.  The programs relating to GITR and OX40, as well as two of the undisclosed targets, were profit-share programs and the programs relating to LAG-3 and TIM-3 and one of the undisclosed targets were royalty-bearing programs.  Under the Collaboration Agreement, targets may be designated profit-share programs, where all costs and profits are shared equally by the Company and Agenus, or royalty-bearing programs, where the Company is responsible for all costs associated with discovery, preclinical activities, clinical development and commercialization activities.

Under the Amendment, the programs relating to GITR and OX40 were converted to royalty-bearing programs so that, should candidates from either of these two programs be approved, Agenus would now become eligible to receive 15% royalties on global net sales as opposed to the tiered royalties ranging from 6% to 12% applicable to other royalty-bearing programs.  In addition, the profit-share programs relating to the two undisclosed targets were removed from the collaboration, with one reverting to the Company and one to Agenus.  Should any of those programs be successfully developed by a party, the other party will be eligible to receive the same milestone payments as the royalty-bearing programs and royalties at a 15% rate on global net sales.  The Amendment also permits each party to advance multispecific antibodies independently or with third parties in all indications and gives the Company exclusive rights and all decision-making authority for manufacturing, development, and commercialization with respect to all royalty-bearing programs.  Further, under the Amendment, the Company paid Agenus accelerated milestone payments totaling $20 million relating to the clinical development of the GITR and OX40 programs.  Agenus is now eligible to receive up to an additional $510 million in future contingent development, regulatory and commercialization milestones across all programs in the collaboration.

In addition, on February 14, 2017, the Company entered into a Stock Purchase Agreement with Agenus Inc. (the “Stock Purchase Agreement”), pursuant to which the Company purchased 10 million shares of Agenus Inc. common stock (the “Shares”) for an aggregate purchase price of $60 million in cash, or $6.00 per share.  The Company now owns approximately 18.1% of the outstanding shares of Agenus Inc. common stock after such purchase.  Under the Stock Purchase Agreement, the Company has agreed not to dispose of any of the Shares for a period of 12 months and to vote the Shares in accordance with the recommendations of the Agenus board of directors in connection with certain equity incentive plan or compensation matters for a period of 18 months, and Agenus Inc. has agreed to certain registration rights with respect to the Shares. Under the Amendment, the parties also revised the existing standstill provision to permit the Company’s acquisition of the Shares, but the Company is precluded from acquiring any additional shares of Agenus Inc.’s voting stock until December 31, 2019.

The foregoing descriptions of the Amendment and Stock Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which the Company expects to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

Item 7.01                                           Regulation FD Disclosure.

On February 14, 2017, the Company and Agenus issued a press release relating to the Amendment and Stock Purchase Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated February 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2017

INCYTE CORPORATION

	By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated February 14, 2017.